Exhibit 99.1

Contacts:
Media: Jeffrey Simek	Investors: Susan DeWitt
201-269-6400	201-269-6187
jeffrey_simek@medcohealth.com	susan_dewitt@medcohealth.com

Medco Health Solutions Announces Fourth Quarter Earnings

•	Diluted Earnings Per Share of $0.43 ($0.48 excluding $0.05 per share amortization of intangible assets), up 8 percent

•	Net revenues of $9.00 billion, up 5 percent

•	EBITDA per adjusted prescription of $1.65, up 14 percent

FRANKLIN LAKES, N.J., Feb. 11, 2004 – Medco Health Solutions, Inc. (NYSE: MHS) today announced fourth quarter diluted earnings per share of $0.43 ($0.48 per share excluding $0.05 per share in amortization of intangible assets). Net revenues in the quarter reached $9.00 billion, compared to $8.54 billion in the same period last year, representing a 5 percent increase. Net income in the quarter was $118.3 million, a 10 percent increase over $107.2 million in the same period last year.

For the fiscal year ended Dec. 27, 2003, Medco Health reported $34 billion in net revenues. Net income and diluted earnings per share for the fiscal year were $425.8 million and $1.57 ($1.77 per share excluding $0.20 per share in amortization of intangible assets), up 18 and 17 percent over 2002, respectively.

“We closed 2003 in a position of financial and operational strength,” said David Snow, chairman, president and CEO. “We delivered 18 percent growth in net income even as we recorded $69 million in pre-tax costs and expenses associated with the realignment and streamlining of dispensing pharmacy, customer service, and corporate functions in 2003.”

The company’s strong performance in the year generated cash from operations of $1.12 billion. EBITDA for fiscal 2003 climbed to $1.04 billion, an increase of $150.1 million, or 17 percent, over 2002, while EBITDA per adjusted prescription of $1.50 exceeded 2002 results by 21 percent. (Please refer to Table 5)

Operating Results

Medco Health managed 137.7 million prescriptions in the quarter, equivalent to the fourth quarter 2002. Mail order volume in the quarter declined as a result of the termination of a mail order only client in March of 2003, partially offset by higher prescription drug utilization and volumes from new clients. Mail order prescriptions in the quarter were 19.7 million and retail prescriptions were 118.0 million, compared to 20.8 million and 116.9 million for the same period in 2002. For the fiscal year, Medco Health managed 532.0 million prescriptions in 2003 compared to 548.2 million in 2002. In 2003, Medco Health dispensed 78.1 mail order prescriptions and managed 453.9 million retail prescriptions.

Gross margins increased in the fourth quarter to 4.6 percent from 4.2 percent in the fourth quarter of 2002, largely as a result of increased mail order penetration with existing customers, increased generic utilization, improved formulary management and operational efficiencies from investments in automation and technology. Gross margins for the fiscal year were 4.4 percent, up from 3.9 percent in 2002. The $69 million in realignment charges were reflected in cost of revenues and in selling, general and administrative expenses.

“Increases in generic dispensing rates and high mail order penetration reflect our alignment with our customers goal to manage drug spend, while at the same time providing high quality care,” said Snow, “Our generic dispensing rates have increased to 45 percent in the fourth quarter from 42 percent a year ago, and with more than $33 billion in branded products projected to lose patent protection over the next four years, there is considerable potential to further leverage the generics opportunity.”

Electronic prescription ordering (online and telephone via interactive voice response) also represents an ongoing opportunity for Medco Health to reduce operating costs and gain efficiencies. During 2003, 13.8 million prescriptions were processed over the Internet, a 27 percent increase over 2002; overall 57 percent of mail order refills and renewals were ordered via electronic channels in 2003, up from 50 percent in 2002.

Other Fourth Quarter Highlights and 2004 Guidance

Medco Health recently announced the early renewal of its contract with UnitedHealth Group, and the signing of Commonwealth of Virginia (COVA) as a direct Medco Health customer. The new agreement with UnitedHealth Group represents more than $7 billion in 2004 net revenues for Medco Health. The new COVA contract covers 118,000 of Virginia’s state and local government employees plus their dependents and retirees. Medco Health has served COVA members since 1996 through its relationship with former client Trigon Healthcare.

During the fourth quarter, Medco Health received full JCAHO accreditation for its dispensing pharmacies, achieving a perfect 100 percent score. JCAHO, the Joint Commission of Accreditation of Healthcare Organizations, is a leading independent, not-for-profit, standards-setting and accrediting body in healthcare. To become accredited by JCAHO, all Medco Health’s processing, dispensing, and call center pharmacies were surveyed. In addition, JCAHO surveyors randomly selected and interviewed Medco Health mail order customers on the quality of the care and service they receive. The calls resulted in overwhelmingly positive patient testimonials.

Medco Health expects its 2004 fiscal-year diluted earnings per share to be in the range of $1.75 to $1.86 on a GAAP basis; or $2.03 to $2.14, excluding approximately $0.28 per share in amortization of intangible assets.

Use of Non-GAAP Measures

We calculate and use Earnings before Interest Income/ Expense, Taxes, Depreciation and Amortization (EBITDA) and EBITDA per adjusted prescription as indicators of our ability to generate cash from our reported operating results in concert with cash flow from operations. We believe that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under U.S. generally accepted accounting principles.

We use earnings per share excluding amortization as a supplemental measure of operating performance. The amortization is associated with intangible assets that substantially arose in connection with our acquisition by Merck in 1993 that were pushed down to our balance sheet. We believe that earnings per share excluding amortization of intangibles is a useful measure because of the significance of this non-cash expense item and to enhance comparability with our peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Thursday, Feb. 12, 2004 at 10 a.m. (EST).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Go to the News & Pressroom page of the Investor Relations section at www.medcohealth.com.

A replay of the call will be available two hours after the event on Feb. 12, 2004 through Feb. 26, 2004. Dial in: (800) 642-1687 from inside the U.S. or (706) 645-9291 from outside the U.S. Please use passcode 4815644.

About Medco Health

Medco Health Solutions, Inc., (www.medcohealth.com), a leading pharmacy benefits manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private and public-sector employers and healthcare organizations, including about 190 of the Fortune 500 companies. Medco Health is traded on the New York Stock Exchange under the symbol MHS.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	competition in the PBM industry and in the health care industry generally;
•	continued pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;
•	the impact on our business and competitive position of our managed care agreement with Merck;
•	our ability to obtain new customers and the possible termination of, or unfavorable modification to, contracts with key customers;
•	possible contractual or regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;
•	risks associated with our indebtedness and debt service obligations;
•	risks associated with our ability to continue to develop innovative programs and services;
•	governmental investigations and qui tam actions filed against us;
•	liability and other claims asserted against us;
•	risks related to bioterrorism and mail tampering;
•	risks related to rapid changes in technology and our ability to protect our technology and enforce our intellectual property and contract rights;
•	developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and the introduction of new drugs;
•	new or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;
•	the possibility of a material non-cash charge to income if our recorded goodwill is impaired;
•	the possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life;
•	legislative proposals that impact our industry or the way we do business; and general economic and business conditions

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters ended December		Twelve months ended December
	2003	2002	2003	2002
Product net revenues (includes retail co-payments of $1,820 and $1,652 for the fourth quarters of 2003 and 2002, and $6,850 and $6,457 for the twelve months of 2003 and 2002)	$8,909.5	$8,440.6	$33,913.1	$32,573.0
Service revenues	92.4	99.0	351.4	385.5

Total net revenues	9,001.9	8,539.6	34,264.5	32,958.5
Cost of operations:
Cost of product net revenues (includes retail co-payments of $1,820 and $1,652 for the fourth quarters of 2003 and 2002, and $6,850 and $6,457 for the twelve months of 2003 and 2002)	8,540.1	8,132.8	32,552.7	31,483.9
Cost of service revenues	48.8	46.2	189.7	173.8

Total cost of revenues	8,588.9	8,179.0	32,742.4	31,657.7

Selling, general and administrative expenses	170.9	156.9	686.4	587.7
Amortization of intangibles	23.6	21.2	94.3	84.9
Interest and other (income) expense, net	16.1	(0.5)	12.7	7.9

Total cost of operations	8,799.5	8,356.6	33,535.8	32,338.2

Income before provision for income taxes	202.4	183.0	728.7	620.3
Provision for income taxes	84.1	75.8	302.9	258.7

Net income	$118.3	$107.2	$425.8	$361.6

Basic earnings per share:
Weighted average shares outstanding	270.3	270.0	270.1	270.0

Earnings per share	$0.44	$0.40	$1.58	$1.34

Diluted earnings per share:
Weighted average shares outstanding	272.8	270.0	270.8	270.0

Earnings per share	$0.43	$0.40	$1.57	$1.34

Medco Health Solutions, Inc.

Condensed Balance Sheets

(Unaudited)

(In millions)

Table 2.

	12/27/03	12/28/02
Current assets:
Cash and cash equivalents	$638.5	$14.4
Short-term investments	59.5	72.5
Accounts receivable, net	1,394.0	1,562.2
Due from Merck, net	0.0	231.8
Inventories, net	1,213.4	1,062.7
Prepaid expenses and other current assets	95.5	69.7
Deferred tax assets	359.4	213.1

Total current assets	3,760.3	3,226.4
Property and equipment, net	757.3	842.9
Goodwill, net	3,310.2	3,310.2
Intangible assets, net	2,320.5	2,414.8
Other noncurrent assets	114.7	128.2

Total assets	$10,263.0	$9,922.5

Current Liabilities:
Claims and other accounts payable	$1,988.2	$1,718.3
Accrued expenses and other current liabilities	567.1	336.6
Current portion of long-term debt	50.0	0.0

Total current liabilities	2,605.3	2,054.9
Noncurrent liabilities:
Long-term debt, net of current portion	1,346.1	0.0
Deferred tax liabilities	1,177.5	1,197.7
Other noncurrent liabilities	54.1	34.3

Total liabilities	5,183.0	3,286.9

Total stockholders’ equity	5,080.0	6,635.6

Total liabilities and stockholders’ equity	$10,263.0	$9,922.5

Medco Health Solutions, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	For Fiscal Years Ended
	12/27/03	12/28/02
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$425.8	$361.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	189.0	172.5
Amortization of intangibles	94.3	84.9
Deferred income taxes	(142.0)	57.7
Other	37.3	4.8
Net changes in assets and liabilities:
Accounts receivable	166.7	(593.8)
Inventories	(150.7)	142.9
Other noncurrent assets	33.6	0.8
Current liabilities	475.8	208.0
Other noncurrent liabilities	19.9	20.1
Other	(25.8)	10.8

Net cash provided by operating activities	1,123.9	470.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(124.9)	(235.2)
Purchases of securities and other investments	(144.8)	(110.2)
Proceeds from sale of securities and other investments	150.6	105.0

Net cash used by investing activities	(119.1)	(240.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	1,396.0	—
Proceeds under accounts receivable financing facility	100.0	—
Repayments under accounts receivable financing facility	(100.0)	—
Debt issuance costs	(20.6)	—
Dividends paid to Merck	(2,000.0)	—
Proceeds from exercise of stock options	12.1	—
Intercompany transfer from (to) Merck, net	231.8	(231.8)

Net cash used by financing activities	(380.7)	(231.8)

Net increase (decrease) in cash and cash equivalents	$624.1	$(1.9)
Cash and cash equivalents at beginning of year	$14.4	$16.3

Cash and cash equivalents at end of year	$638.5	$14.4

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

($ in millions, except for per share data)

Table 4.

	Quarters ended December		Twelve months ended December
	2003	2002	2003		2002
Earnings Per Share Reconciliation:
Net income per diluted share	$0.43	$0.40	$1.57		$1.34
Adjustment for the amortization of intangible assets	0.05	0.04	0.20		0.18

Adjusted net income per diluted share	$0.48	$0.44	$1.77		$1.52

Table 5.

	Quarters ended December		Twelve months ended December
	2003	2002	2003		2002
EBITDA Reconciliation:
Net income	$118.3	$107.2	$425.8		$361.6
Add (deduct):
Interest and other (income) expense, net	16.1	(0.5)	23.7	*	7.9	**
Provision for income taxes	84.1	75.8	302.9		258.7
Depreciation expense	49.9	55.6	189.0		172.5
Amortization expense	23.6	21.2	94.3		84.9

EBITDA	$292.0	$259.3	$1,035.7		$885.6

Claims Detail:
Prescriptions Administered
Mail Order	19.7	20.8	78.1		81.7
Retail	118.0	116.9	453.9		466.5

Total	137.7	137.7	532.0		548.2

Adjusted Prescriptions***	177.1	179.3	688.2		711.6

EBITDA per Adjusted Prescription	$1.65	$1.45	$1.50		$1.24

*	Excludes a one-time gain of $11 million from the sale of a minority equity investment in a non-public company in the first quarter of 2003.
**	Includes approximately $11 million of interest rate swap termination costs and debt issuance costs expensed in the second quarter of 2002.
***	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

12/27/03
Balance Sheet Debt:
Term Loans	$900.0
Senior Notes	496.1

Total Debt	$1,396.1